FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 12, 2016

FOOTHILLS EXPLORATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-190836	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

633 17th Street, Suite 1700-A Denver, CO 80202
(Address of Principal Executive Offices)

(720) 449-7478
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 12, 2016, Foothills Exploration, Inc., (the “Company” or “FTXP”), entered into a participation agreement with Magna Operating, LLC, a privately held Houston-based independent exploration and production company (“Magna Operating”), in relation to the Labokay prospect, covering approximately 240 acres in Calcasieu Parish, Louisiana.

As consideration for an assignment of interest in and to the leases and the prospect, Foothills Petroleum Operating, Inc., a Nevada corporation and indirect wholly-owned subsidiary of the Company (“FPOI”), was obligated to tender to Magna Operating the purchase price in the amount of $144,000. This amount covers FPOI’s share of the land, lease, and administrative costs that Magna Operating incurred in generating and assembling the Labokay prospect as of November 15, 2016. As further consideration for an assignment of working interest in and to the leases, FPOI agreed to participate in the cost, risk, and expense of drilling the Labokay test well.

FPOI will drill a test well and also will operate the Labokay project. The prospect is updip to the Samson #1 Labokay Corp 5 well, which had 14 feet of oil pay, produced 20,000 barrels of oil and 23,000 Mcf gas and tested 216 barrels oil per day and 28 Mcf gas per day in 2011.

The participation agreement establishes an Area of Mutual Interest (AMI) between the parties for a period of five years and provides FTXP with access to all of Magna Operating’s 3D seismic data, including interpretations and amplitude versus offset (AVO) data relating to the lands within the AMI. Under the agreement, FPOI will earn 100% working interest before payout and Magna Operating will back in for a 20% working interest after payout.

The foregoing is an outline of the terms and conditions of the participation agreement and is qualified in its entirety by reference to participation agreement attached hereto as Exhibit 10.1.

Item 8.01    Other Items

On December 15, 2016, the Company issued a press release announcing the execution of participation agreement. A copy of the press release entitled “Foothills Exploration, Inc. Announces Participation Agreement with Magna Operating, LLC” is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Participation Agreement between registrant and Magna Operating, LLC
99.1	Press Release issued by the registrant on December 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2016

FOOTHILLS EXPLORATION, INC.

/s/ B. P. Allaire
By: B. P. Allaire
Chief Executive Officer